Exhibit 99.5

Covered Person	Principal Business Address	Principal Occupation or Employment
Min Young Kim	137, Wangsimni-ro, Seongdong-gu, Seoul, Republic of Korea	CEO of Dong-A Socio Holdings CO., LTD. (64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea)
Hyeon Min Lee	9, Olympic-ro 47-gil, Songpa-gu, Seoul, Republic of Korea	Inside Director of Dong-A Socio Holdings CO., LTD.
Seung Hyun Ko	9, Olympic-ro 35ga-gil, Songpa-gu, Seoul, Republic of Korea	Inside Director of Dong-A Socio Holdings CO., LTD.
Kyoung Bae Kwon	333, Godeok-ro, Gangdong-gu, Seoul, Republic of Korea	Chairman and Outside Director of Dong-A Socio Holdings CO., LTD. Executive Director of Sejin Accounting Corp. (25, Sejong-daero 4-gil, Jung-gu, Seoul, Republic of Korea)
Se Won Kwon	500, Seongsan-ro, Seodaemun-gu, Seoul, Republic of Korea	Outside Director of Dong-A Socio Holdings CO., LTD. Professor at College of Business Administration, Ewha Womans University (52, Ewhayeodae-gil, Seodaemun-gu, Seoul, Republic of Korea)
Young Jin Jung	191, Gangchon-ro, Ilsandong-gu, Goyang-si, Gyeonggi-do, Republic of Korea	Outside Director of Dong-A Socio Holdings CO., LTD. Partner of Hyun Law (139, Dosan-daero, Gangnam-gu, Seoul, Republic of Korea)
Yeon Seok Jeong	35, Seobinggo-ro, Yongsan-gu, Seoul, Republic of Korea	Outside Director of Dong-A Socio Holdings CO., LTD. Professor at the College of Pharmacy, Seoul National University, Gwanak-ro, Gwanak-gu, Seoul, Republic of Korea)